Exhibit 99.1

Contact:	Fred Adams, Jr. Chairman and CEO (601) 948-6813

CAL-MAINE FOODS, INC. AND COUNTRY CREEK FARMS, LLC ANNOUNCE
AGREEMENT TO ACQUIRE ARKANSAS EGG PRODUCTION

JACKSON, Miss. (April 20, 2007) ― Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced that the Company and Country Creek Farms, LLC, a major egg marketing company, have reached an agreement with George’s, Inc., a major poultry producer, to acquire the assets of its shell egg division located near Siloam Springs, Arkansas. Benton County Foods, LLC, a newly formed company jointly owned by Cal-Maine and Country Creek Farms, LLC, will be the owner and operator of the facility with Cal-Maine as the majority owner. The assets to be acquired include approximately one million laying hens, growing facilities for replacement pullets and a feed mill in Watts, Oklahoma. Country Creek Farms, LLC has a supply agreement in place for approximately 50 percent of the eggs produced by the new company. Eggs will be sold to retail food markets and food service distributors in the south central region of the United States. George’s will retain all of its broiler production and operations and continue to market broilers throughout the United States and internationally.

Commenting on the announcement, Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., said, “Cal-Maine Foods, in association with CCF, LLC, is very pleased to announce this acquisition. The George’s egg operations have an excellent reputation, good employees and operations, and a well-established customer base. This acquisition will complement our existing operations and allow us to be more efficient while providing better service to our customers in the south central part of the country.”

Ron Whaley, president and chief executive officer of Country Creek Farms, LLC, added, “As Fred Adams noted, the George’s egg operations have a fine history of excellence and we are excited to be a part of this acquisition. We look forward to working together with Cal-Maine.”

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs. The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.
Country Creek Farms, LLC, headquartered in Rogers, Arkansas, is one of the largest egg marketers in the United States - currently selling and marketing eggs in 45 states. In addition to a continually growing fresh shell egg business, Country Creek Farms develops and markets a growing line-up of innovative frozen, refrigerated, and dry grocery brands.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected. SEC filings may be obtained from the SEC or by contacting the Company.

CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960 • JACKSON, MISSISSIPPI 39207
PHONE 601-948-6813 FAX 601-969-0905